Exhibit 9 (00)

                  SUPPLEMENT TO TRANSFER AGENCY
                   AND SERVICE AGREEMENT AMONG
                       THE RBB FUND, INC.,
             STATE STREET BANK AND TRUST COMPANY AND
                            PFPC INC.

                          April 10, 1995

State Street Bank and Trust Company
Two Heritage Drive
North Quincy, Mass.    02171

     Re: Addition of Warburg Pincus Tax-Free Fund
         ----------------------------------------

Ladies and Gentlemen:

     Pursuant to Article 11 of the Transfer Agency and Service Agreement (the "Agreement") among The RBB Fund, Inc. ("RBB"), State Street Bank and Trust Company ("State Street") and PFPC Inc. ("PFPC"), RBB and PFPC hereby notify State Street that they desire State Street to provide the transfer agency and other services provided for in the Agreement to the Warburg Pincus Tax-Free Fund of RBB. Such services shall be provided pursuant to and in accordance with the terms set forth in the Agreement, the Warburg Pincus Tax-Free Fund shall be a "Portfolio" as contemplated by the Agreement and the provisions, understandings and agreements set forth in the Agreement shall apply fully to the Warburg Pincus Tax-Free Fund.

     If the foregoing is acceptable to you, kindly indicate your acceptance and agreement by signing and dating this Supplement as indicated.

Very truly yours,

The RBB FUND, INC.

By: /s/ Edward J. Roach            Title: President
   ---------------------------           -------------------------

PFPC INC.

By: /s/ Robert J. Perlsweig        Title: Executive Vice President
   ---------------------------           -------------------------

Accepted and Agreed to:

STATE STREET BANK AND TRUST COMPANY

By: /s/ illegible                  Title: Executive Vice President
   ---------------------------           -------------------------

Date: April 10, 1995